Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2017 RESULTS
DALLAS, October 23, 2017-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2017 results and confirmed its previous guidance for full-year 2017 net sales and earnings per share.
Executive Summary

•
Third quarter 2017 net sales of $4.6 billion increased 1 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by nearly 1 percent and organic sales rose slightly. Organic sales were similar in North American consumer products. Outside North America, organic sales increased 3 percent in developing and emerging markets and fell 3 percent in developed markets.

•
Diluted net income per share for the third quarter was $1.60 in 2017 and $1.52 in 2016. Results benefited from volume growth, cost savings and reduced marketing, research and general spending, while performance was impacted by lower net selling prices and input cost inflation.

•
The company continues to expect that full-year 2017 net sales and organic sales will be similar, or up slightly, year-on-year. The company also continues to anticipate that full-year 2017 earnings per share will be at the low end of its target range of $6.20 to $6.35.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered bottom-line growth in the third quarter in a challenging environment. We also achieved $125 million of cost savings and reduced discretionary spending to help offset inflationary cost headwinds. In addition, we returned more than $500 million to shareholders through dividends and share repurchases. We are confirming our previous full-year 2017 outlook and we continue to execute our Global Business Plan strategies for long-term success.”
Third Quarter 2017 Operating Results
Sales of $4.6 billion in the third quarter of 2017 were up 1 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by nearly 1 percent. Organic sales rose slightly, as volumes increased more than 1 percent while net selling prices fell 1 percent.
Third quarter operating profit was $854 million in 2017 and $836 million in 2016. The year-over-year comparison included benefits from volume growth, $125 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and reduced marketing, research and general spending. Results were also impacted by lower net selling prices and $115 million of higher input costs, driven by increases in pulp and other raw materials.

The third quarter effective tax rate was 28.8 percent in 2017 and 30.0 percent in 2016. The rate in 2017 benefited from certain tax planning initiatives. The company expects that the full-year 2017 effective tax rate will be slightly lower than the 2016 adjusted effective tax rate of 30.7 percent.
Kimberly-Clark’s share of net income of equity companies in the third quarter was $24 million in 2017 and $33 million in 2016. At Kimberly-Clark de Mexico, results were impacted by higher input costs, partially offset by benefits from sales growth and cost savings.
Cash Flow and Balance Sheet
Third quarter cash provided by operations was $805 million in 2017 and $948 million in 2016. The decline was driven by a smaller working capital improvement in 2017 than in the year-ago period. Capital spending for the third quarter was $209 million in 2017 and $185 million in 2016. Full-year spending in 2017 is anticipated to be slightly below the company’s target range of $850 to $950 million.
Third quarter 2017 share repurchases were 1.6 million shares at a cost of $200 million. Total debt was $7.6 billion at September 30, 2017 and at the end of 2016.
Third Quarter 2017 Business Segment Results
Personal Care Segment
Third quarter sales of $2.3 billion were down 1 percent. Net selling prices and volumes each fell about 1 percent, while product mix improved slightly. Third quarter operating profit of $476 million increased 4 percent. The comparison benefited from cost savings and reduced marketing, research and general spending, partially offset by lower net selling prices and input cost inflation.
Sales in North America decreased 3 percent. Net selling prices declined 2 percent, including higher promotion spending in adult care and feminine care. Overall volumes were down 1 percent. Total volumes in infant and child care were off mid-single digits due to lower Huggies diaper volumes. Baby wipes volumes were down mid-single digits compared to double-digit growth in the year-ago period, and feminine care volumes also declined mid-single digits. Adult care volumes rose high-single digits, with benefits from category growth, promotion activity and innovations launched over the last 12 months.
Sales in developing and emerging markets increased 3 percent. Volumes increased 3 percent and product mix improved 1 percent, while net selling prices were down 1 percent. The volume increase included gains in Eastern Europe and Latin America.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 6 percent, despite a 2 point benefit from favorable currency rates. Volumes fell 7 percent and net selling prices were down 2 percent, while product mix improved 1 percent. The changes mostly occurred in South Korea.
Consumer Tissue Segment
Third quarter sales of $1.5 billion increased 3 percent. Volumes rose approximately 4 percent and currency rates were favorable by 1 percent, while net selling prices fell 1 percent and product mix was slightly unfavorable. Third quarter operating profit of $260 million decreased 3 percent. The comparison was impacted by input cost inflation and the declines in net selling prices and product mix. Results benefited from volume growth, cost savings and lower marketing, research and general spending.
Sales in North America increased approximately 3 percent. Volumes were up 5 percent, while net selling prices fell 1 percent and product mix was down slightly. The volume comparison benefited from increased promotion activity and soft performance in the year-ago period.
Sales in developing and emerging markets increased 5 percent, including a 2 point benefit from favorable currency rates. Volumes increased 7 percent, while net selling prices fell 3 percent and product mix was off 1 percent. The changes mostly occurred in Latin America.
Sales in developed markets outside North America increased 1 percent, including a 1 point impact from favorable currency rates. Product mix improved 1 percent, while volumes fell 1 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion increased 3 percent. Volumes increased approximately 2 percent, changes in currency rates benefited sales by 1 percent and product mix improved slightly, while net selling prices were off 1 percent. Third quarter operating profit of $173 million increased 10 percent. The comparison benefited from sales growth and cost savings, partially offset by input cost inflation.
Sales in North America increased 3 percent. Volumes increased 3 percent, with growth in all major product categories, while net selling prices were down about 1 percent.
Sales in developing and emerging markets increased 3 percent, including a 1 point benefit from currency rates. Product mix was favorable by approximately 3 percent and volumes advanced 1 percent, while net selling prices were down 1 percent.
Sales in developed markets outside North America were up 5 percent, including a 3 point positive impact from changes in currency rates. Volumes improved 2 percent and net selling prices rose 1 percent, while product mix fell 1 percent.
Year-To-Date Results
For the first nine months of 2017, sales of $13.7 billion were essentially even with the year-ago period. Changes in foreign currency exchange rates benefited sales slightly. Organic sales were down slightly, as net selling prices declined 1 percent while volumes improved about 1 percent.
Year-to-date operating profit was $2,487 million in 2017 versus $2,478 million in 2016. The comparison benefited from volume growth, $355 million of FORCE cost savings and lower marketing, research and general spending. Results were also impacted by lower net selling prices and $220 million of higher input costs. Full-year input cost inflation is expected to be slightly above the company’s previous estimate of $200 to $300 million.
Through nine months, diluted net income per share was $4.66 in 2017, up 2 percent compared to $4.58 in 2016. The comparison benefited from higher operating profit and declines in the effective tax rate and share count, while results were impacted by reduced net income from equity companies. Adjusted earnings per share were $4.59 in 2016.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
2014 Organization Restructuring. In October 2014, the company initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. As a result, the company recognized restructuring charges in 2014, 2015 and 2016.

•
Venezuelan operations. In the second quarter of 2016, the company recorded a modest amount of income related to an updated assessment of the impact of deconsolidating the company’s Venezuelan business at the end of 2015.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 145-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2017	2016	Change
Net Sales	$4,640	$4,594	+1%
Cost of products sold	2,981	2,924	+2%
Gross Profit	1,659	1,670	-1%
Marketing, research and general expenses	813	833	-2%
Other (income) and expense, net	(8)	1	N.M.
Operating Profit	854	836	+2%
Interest income	3	2	+50%
Interest expense	(78)	(81)	-4%
Income Before Income Taxes and Equity Interests	779	757	+3%
Provision for income taxes	(224)	(227)	-1%
Income Before Equity Interests	555	530	+5%
Share of net income of equity companies	24	33	-27%
Net Income	579	563	+3%
Net income attributable to noncontrolling interests	(12)	(13)	-8%
Net Income Attributable to Kimberly-Clark Corporation	$567	$550	+3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.61	$1.53	+5%
Diluted	$1.60	$1.52	+5%

Cash Dividends Declared	$0.97	$0.92	+5%

Common Shares Outstanding	September 30
	2017	2016
Outstanding shares as of	351.9	358.4
Average diluted shares for three months ended	354.8	361.5

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2017	2016	Change
Net Sales	$13,677	$13,658	—
Cost of products sold	8,722	8,685	—
Gross Profit	4,955	4,973	—
Marketing, research and general expenses	2,468	2,505	-1%
Other (income) and expense, net	—	(10)	N.M.
Operating Profit	2,487	2,478	—
Interest income	7	9	-22%
Interest expense	(246)	(238)	+3%
Income Before Income Taxes and Equity Interests	2,248	2,249	—
Provision for income taxes	(633)	(651)	-3%
Income Before Equity Interests	1,615	1,598	+1%
Share of net income of equity companies	79	103	-23%
Net Income	1,694	1,701	—
Net income attributable to noncontrolling interests	(33)	(40)	-18%
Net Income Attributable to Kimberly-Clark Corporation	$1,661	$1,661	—

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.69	$4.61	+2%
Diluted	$4.66	$4.58	+2%

Cash Dividends Declared	$2.91	$2.76	+5%

Common Shares Outstanding	September 30
	2017	2016
Average diluted shares for nine months ended	356.7	362.4

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,924	$1	$2,923
Gross profit	1,670	(1)	1,671
Marketing, research and general expenses	833	2	831
Other (income) and expense, net	1	(3)	4
Operating profit	836	—	836
Income before income taxes and equity interests	757	—	757
Provision for income taxes	(227)	(1)	(226)
Effective tax rate	30.0%	—	29.9%
Net income attributable to Kimberly-Clark Corporation	550	(1)	551
Diluted earnings per share	1.52	—	1.52

	Nine Months Ended September 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$8,685	$3	$—	$8,682
Gross profit	4,973	(3)	—	4,976
Marketing, research and general expenses	2,505	15	—	2,490
Other (income) and expense, net	(10)	(3)	(11)	4
Operating profit	2,478	(15)	11	2,482
Income before income taxes and equity interests	2,249	(15)	11	2,253
Provision for income taxes	(651)	3	—	(654)
Effective tax rate	28.9%	—	—	29.0%
Net income attributable to Kimberly-Clark Corporation	1,661	(12)	11	1,662
Diluted earnings per share(a)	4.58	(0.03)	0.03	4.59
(a)    "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$655	$923
Accounts receivable, net	2,360	2,176
Inventories	1,748	1,679
Other current assets	463	337
Total Current Assets	5,226	5,115
Property, Plant and Equipment, Net	7,317	7,169
Investments in Equity Companies	272	257
Goodwill	1,581	1,480
Other Assets	653	581
TOTAL ASSETS	$15,049	$14,602

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$589	$1,133
Trade accounts payable	2,729	2,609
Accrued expenses	1,752	1,775
Dividends payable	342	329
Total Current Liabilities	5,412	5,846
Long-Term Debt	7,057	6,439
Noncurrent Employee Benefits	1,285	1,301
Deferred Income Taxes	434	532
Other Liabilities	305	309
Redeemable Preferred Securities of Subsidiaries	58	58
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	259	(102)
Noncontrolling Interests	239	219
Total Stockholders' Equity	498	117
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,049	$14,602

2017 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Operating Activities
Net income	$579	$563	$1,694	$1,701
Depreciation and amortization	182	179	540	528
Stock-based compensation	14	19	64	64
Deferred income taxes	(7)	(16)	(41)	(13)
Equity companies' earnings (in excess of) less than dividends paid	10	(1)	(12)	(31)
Operating working capital	37	197	(154)	149
Postretirement benefits	7	8	(1)	4
Other	(17)	(1)	(24)	(41)
Cash Provided by Operations	805	948	2,066	2,361
Investing Activities
Capital spending	(209)	(185)	(595)	(582)
Investments in time deposits	(62)	(60)	(123)	(133)
Maturities of time deposits	—	22	70	64
Other	(19)	31	(29)	75
Cash Used for Investing	(290)	(192)	(677)	(576)
Financing Activities
Cash dividends paid	(343)	(331)	(1,017)	(981)
Change in short-term debt	(3)	(515)	111	(837)
Debt proceeds	593	494	937	1,290
Debt repayments	(960)	(5)	(972)	(596)
Proceeds from exercise of stock options	7	39	114	97
Acquisitions of common stock for the treasury	(207)	(219)	(804)	(512)
Other	(3)	3	(49)	2
Cash Used for Financing	(916)	(534)	(1,680)	(1,537)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	5	6	23	17
Change in Cash and Cash Equivalents	(396)	228	(268)	265
Cash and Cash Equivalents - Beginning of Period	1,051	656	923	619
Cash and Cash Equivalents - End of Period	$655	$884	$655	$884

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2017	2016	Change	2017	2016	Change
NET SALES
Personal Care	$2,284	$2,312	-1%	$6,804	$6,798	—
Consumer Tissue	1,518	1,472	+3%	4,436	4,462	-1%
K-C Professional	827	802	+3%	2,405	2,371	+1%
Corporate & Other	11	8	N.M.	32	27	N.M.
TOTAL NET SALES	$4,640	$4,594	+1%	$13,677	$13,658	—

OPERATING PROFIT
Personal Care	$476	$458	+4%	$1,424	$1,362	+5%
Consumer Tissue	260	267	-3%	776	822	-6%
K-C Professional	173	157	+10%	482	457	+5%
Corporate & Other(a)	(63)	(45)	N.M.	(195)	(173)	N.M.
Other (income) and expense, net(a)	(8)	1	N.M.	—	(10)	N.M.
TOTAL OPERATING PROFIT	$854	$836	+2%	$2,487	$2,478	—

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2017
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	(1)	(1)	(1)	—	—	(2)
Consumer Tissue	3	4	(1)	—	1	2
K-C Professional	3	2	(1)	—	1	2
TOTAL CONSOLIDATED	1	1	(1)	—	1	—

	Nine Months Ended September 30, 2017
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	—	1	(1)	—	1	(1)
Consumer Tissue	(1)	—	(1)	—	—	(1)
K-C Professional	1	1	(1)	—	—	1
TOTAL CONSOLIDATED	—	1	(1)	—	1	—

(a)	Total may not equal the sum of volume, net price, mix/other and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]
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